Exhibit (j)(3)

THE GREATER CHINA FUND, INC.

ADMINISTRATION AGREEMENT

ADMINISTRATION AGREEMENT, made this 1ST day of January 2007, between THE GREATER CHINA FUND, INC., a Maryland corporation (the “Fund”), and PRUDENTIAL INVESTMENTS LLC., a New York limited liability corporation (the “Administrator”).

W I T N E S S E T H

WHEREAS, the Fund is a non-diversified closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Fund has retained an investment manager for the purpose of investing its assets in securities and desires to retain the Administrator for certain administrative services, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties agree as follows:

1. The Fund hereby appoints the Administrator to provide the services set forth below, subject to the overall supervision of the Board of Directors of the Fund, for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

2. Subject to the supervision of the Board of Directors of the Fund, the Administrator shall provide office facilities and personnel adequate to perform the following services for the Fund:

(a) oversee the determination and publication of the Fund’s net asset value in accordance with the Fund’s policy as adopted from time to time by the Board of Directors;

(b) oversee the maintenance of the books and records of the Fund required under Rule 31a-l(b) (4) under the Investment Company Act;

(c) prepare and file the Fund’s U.S. federal, state and local income tax returns;

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Administration Agreement

(d) review the appropriateness of and arrange for the payment of the Fund’s expenses; in determining whether an expense is appropriately payable by the Fund, the Administrator may rely on directions and advice received from the Fund’s officers, investment manager, independent accountants or legal counsel;

(e) furnishing corporate secretarial services, including assisting in the preparation of materials for Board of Directors meetings and distributing those materials;

(f) coordinating the preparation of reports to the Fund’s shareholders of record and the Securities and Exchange Commission (the “SEC”) including, but not limited to, proxy statements; annual and semi-annual reports to Shareholders; annual and semi-annual reports on Form N-SAR and such other reports, forms or filings as may be mutually agreed upon; responding to shareholder inquiries; and providing stationery and office supplies in connection with the foregoing;

(g) making such reports and recommendations to the Board of Directors of the Fund concerning the performance of the independent accountants as the Board of Directors of the Fund may reasonably request or deem appropriate;

(h) assisting in monitoring and developing compliance procedures for the Fund which will include procedures for monitoring compliance with the Fund’s investment objective, policies, restrictions, tax matters and applicable laws and regulations;

(i) acting as liaison between the Fund and the Fund’s independent public accountants, counsel, custodian and transfer and dividend-paying agent and registrar, and taking all reasonable action in the performance of its obligations under this Agreement to assure that all necessary information is made available to each of them;

(j) providing such assistance to the investment manager, the custodian and the Fund’s counsel and auditors as generally may be required to properly carry on the business and operations of the Fund; and

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Administration Agreement

(k) making available to the Fund an employee of the Administrator qualified to serve as the chief compliance officer (the “Chief Compliance Officer”), of the Fund to perform the duties required of such Chief Compliance Officer in accordance with the requirements of Rule 38a-l of the Investment Company Act.

All services to be furnished by the Administrator under this Agreement may be furnished through the medium of any directors, officers or employees of the Administrator; provided, however, with respect to clause (k) above, the Board of Directors of the Fund will appoint and/or terminate and approve the compensation of the Chief Compliance Officer. The Board of Directors may appoint an employee of the Administrator to serve as the Chief Compliance Officer but is not obligated to do so.

Each party shall bear all expenses of its employees and overhead incurred by it in connection with its duties under this Agreement. The Administrator further agrees to pay all salaries and fees of the Fund’s directors and officers who are interested persons (as such term is defined in the Investment Company Act) of the Administrator. The Fund will bear all of its own expenses, including expenses of organizing the Fund; fees of any investment manager or investment adviser; fees of the Fund’s directors who are not interested persons (as such term is defined in the Investment Company Act) of the Administrator or investment advisor; out-of-pocket travel expenses for all directors and other expenses incurred by the Fund in connection with directors’ meetings, including out-of-pocket travel expenses of any officer of the Fund attending the meeting in an official capacity; interest expense; taxes and governmental fees; brokerage commissions and other expenses incurred in acquiring or disposing of the Fund’s portfolio securities; expenses of preparing stock certificates; expenses in connection with the issuance, offering, distribution, sale or underwriting of securities issued by the Fund; expenses of registering and qualifying the Fund’s shares for sale with the Securities and Exchange Commission and in various states and foreign jurisdictions; auditing, accounting, insurance and legal costs; custodian, dividend disbursing and transfer agent fees and expenses; expenses of obtaining and maintaining stock exchange listing of the Fund’s shares; and the expenses of shareholders’ meetings and of the preparation and distribution of proxies and reports to shareholders.

3. In connection with the services provided under this Agreement, the Administrator shall maintain books and records of the Fund’s reports or filings with its shareholders, the SEC and taxation authorities. The books and records pertaining to the Fund that are in the possession of the Administrator shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the Investment Company Act and other applicable securities laws and rules and regulations. The Fund,

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Administration Agreement

or the Fund’s authorized representatives, shall have access to such books and records at all times during the Administrators’ normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Administrator to the Fund or the Fund’s authorized representative at the Fund’s expense.

4. The Fund will pay the Administrator a fee at the annual rate of 0.20% of the Fund’s average weekly assets, computed on the basis of net asset value at the end of each week and payable at the end of each calendar month. Notwithstanding the foregoing, the minimum annual fee payable to the Administrator shall be $150,000.

5. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibility for investment advice or the investment or reinvestment of the Fund’s assets.

6. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

7. This Agreement is effective January 1, 2007, and shall continue in effect until March 31, 2009. If not sooner terminated, this Agreement shall continue in effect for successive periods of twelve months thereafter. Notwithstanding the foregoing, this Agreement may be terminated at any time by the Fund, without penalty, upon vote of a majority of the Fund’s Board of Directors or a majority of the outstanding voting securities of the Fund on 60 days’ prior written notice to the Administrator. The Administrator may terminate this Agreement at any time upon not less than 120 days’ prior written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the Investment Company Act).

8. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Administrator who may also be a director, officer or employee of the Fund to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any business or to render services of any kind to any other corporation, firm, individual or association.

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Administration Agreement

9. During their term of this Agreement, the Fund agrees to furnish the Administrator at its principal office prior to use thereof all prospectuses, proxy statements, reports to stockholders, sales literature, or other material prepared for distribution to stockholders of the Fund or the public that refer in any way to the Administrator, and not to use such material if the Administrator reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Fund will continue to furnish to the Administrator copies of any of the above-mentioned materials that refer in any way to the Administrator. The Fund shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Fund as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

10. This Agreement may be amended by mutual written consent.

11. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at Prudential Investments, 100 Mulberry Street, Gateway Center Three, Newark, New Jersey 07102, Attention: Secretary; or (2) to the Fund at Baring International Investment Management Ltd., 155 Bishopsgate, London, EC2M 3XY England, Attention: President; with a copy to Brian Corns at Baring International Investment Management Ltd., 155 Bishopsgate, London, EC2M 3XY England.

12. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

13. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present and potential shareholders except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

14. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Administration Agreement

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE GREATER CHINA FUND, INC.

By
Ronald G.M. Watt
President

PRUDENTIAL INVESTMENTS LLC

By
Robert F. Gunia
Executive Vice President

NEWYORK 5902953 (2K)

Administration Agreement

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE GREATER CHINA FUND, INC.

By:
Ronald G.M. Watt
President

PRUDENTIAL INVESTMENTS LLC

By:
Robert F. Gunia
Executive Vice President

NEWYORK 5902953 (2K)

Administration Agreement